SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

June 25, 2012

Eagle Bulk Shipping Inc.
477 Madison Avenue
New York, NY 10022

                      Re:           Eagle Bulk Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Eagle Bulk Shipping Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 as filed with the U.S. Securities and Exchange Commission (the "Commission") on June 25, 2012, as thereafter amended or supplemented (the "Registration Statement"), with respect to 3,148,587 shares of the Company's common stock, including preferred stock purchase rights (the "Preferred Stock Purchase Rights"), par value $0.01 per share (the "Warrant Shares"), issuable upon the exercise of warrants (the "Warrants"), to be offered by the selling shareholders identified in the Registration Statement (the "Offering").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the Amended and Restated Rights Agreement dated as of June 20, 2012 (the "Rights Agreement"); (iv) the warrant agreement under which the Warrants were issued, dated June 20, 2012 (the "Warrant Agreement"); and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and that the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Warrant Shares have been duly authorized and, when issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement, will be validly issued, fully paid and non-assessable.

Eagle Bulk Shipping Inc.
June 25, 2012

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the State of New York, the Preferred Stock Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP